FOR IMMEDIATE RELEASE	CONTACT:	BRETT CHILES
(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES THIRD QUARTER NET ASSET VALUE

HOUSTON, TX – November 14, 2007 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund”) reports net assets as of September 30, 2007, of $87.9 million, or $10.54 per share. Comparative data is summarized below:

	9/30/07	6/30/07	3/31/07	12/31/06

Net assets	$87,861,656	$92,163,028	$92,097,959	$93,235,863
Shares outstanding	8,333,248	8,265,829	8,216,899	8,164,249
Net assets per share	$10.54	$11.15	$11.21	$11.42

Significant events for the quarter were as follows:

·	Sports and Leisure. On August 16, 2007, the Fund made a $2,000,000 equity follow-on
	investment in Nickent Golf, Inc. (“Nickent”). Nickent is a definitive market leader in the
	rapidly growing and expanding, hybrid club segment of the golf industry and is an
	emerging leader in game-enhancement technology.
·	Dividend. On September 24, 2007, in accordance with the Fund’s managed distribution
	policy, the Fund paid a $0.125 per share dividend in the form of cash and stock.

Subsequently, on October 4, 2007, the Fund made a $3,000,000 mezzanine loan to Big Apple Entertainment Partners LLC in connection with the Ripley’s Times Square venue.

The Fund had approximately $34 million in cash at the end of the quarter.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.